Jason Industries Reports Fourth Quarter and Full-Year 2017 Results
Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA Exceeded Full Year Guidance
Full Year Margin Improved 130 Basis Points

MILWAUKEE, March 1, 2018 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or “the Company”) today reported results for both fourth quarter and full-year 2017.

Key financial results for the fourth quarter 2017 versus the year ago period include:

•
Net sales of $145.5 million decreased 8.3 percent and included a negative 5.6 percent impact from the divestiture and planned exit of non-core businesses in the margin expansion program and a positive 1.6 percent from foreign currency translation.

•
Operating income of $1.4 million, or 1.0 percent of net sales, increased $68.9 million on improved operational results, lower restructuring costs and $63.3 million of pre-tax impairment charges in the acoustics and components segments in 2016.

•
Net income of $2.4 million, or $0.05 diluted income per share, increased $72.3 million or $2.75 per share, significantly impacted by $63.3 million of pre-tax 2016 impairment charges in the acoustics and components segments and $3.8 million of net tax benefit from the enactment of the Tax Cut and Jobs Act.

•	Free cash flow was $0.1 million, a decrease of $7.6 million, due to lower cash flows generated by operations and higher capital expenditures.

On an adjusted basis, fourth quarter 2017 results versus the year ago period include:

•	Adjusted EBITDA of $12.5 million, or 8.6 percent of net sales, increased $1.9 million from 6.6 percent of net sales, driven by margin expansion from improved operational efficiencies.

•	Adjusted net loss of $0.3 million, or $0.01 Adjusted loss per share, improved $0.13 per share.

Key financial results for the full year 2017 versus the year ago period include:

•
Net sales of $648.6 million decreased 8.1 percent and included a negative 3.3 percent impact from the divestiture and planned exit of non-core businesses in the margin expansion program and a positive 0.2 percent from foreign currency translation.

•	Adjusted EBITDA of $67.8 million, or 10.4 percent of net sales, increased $3.6 million from 9.1 percent of net sales, driven by margin expansion from improved operational efficiencies.

•	Free cash flow was $14.2 million, an increase of $2.5 million, due to higher cash flows generated by operations and lower capital expenditures and preferred dividends.

“Both the Finishing and Seating businesses posted organic growth in the fourth quarter, with Finishing delivering double digit growth for the first time since our 2014 go-public transaction,” said Brian Kobylinski, chief executive officer of Jason. “More importantly, our execution of continuous improvement initiatives and self-help projects allowed the revenue growth to flow through to the bottom line, improving margins and reducing our net leverage to 5.5 times.”

Highlights during the quarter include:

•
Total Cost Reduction and Margin Expansion program savings were $1.5 million in the fourth quarter with a total of $20 million since the inception of the program. Actions taken and announced to-date are expected to achieve $24 million in annual run-rate cost savings.

•
Achieved organic growth of 10.2 percent in Finishing and 5.1 percent in Seating. Finishing organic growth was achieved through strength in industrial, general manufacturing and oil & gas markets, along with share gains resulting from enhanced commercial focus, with Seating growth driven by new platform launches.

•	Completed the relocation and consolidation of the Finishing facility in Virgina into the Indiana facility on schedule and in-line with expected restructuring costs.

•
In December, announced the closure of the Acoustics manufacturing facility in Richmond, IN. The operations will be consolidated into other existing facilities by the end of the second quarter of 2018. The closure will result in run-rate savings of $1.8 million beginning late in the second quarter. As a result of this action, Jason expects to record pre-tax restructuring charges to earnings of approximately $2.1 million in 2018.

•	Paid down $2.4 million of foreign term loan debt.

Key financial results within the segments for the fourth quarter 2017 versus the year ago period include:

•
Finishing net sales of $50.0 million increased $5.7 million, or 12.8 percent, including a positive foreign currency translation impact of 5.1 percent and a negative 2.5 percent impact from the exit of a non-core market in Brazil. Organic sales increased 10.2 percent and were impacted by higher volumes in industrial end markets, partially offset by strategic decisions to exit low margin business and products. Adjusted EBITDA was $5.8 million, or 11.5 percent of net sales, an increase of $1.5 million from 9.7 percent of net sales. Adjusted EBITDA margin increased on improved pricing and continuous improvement initiatives.

•
Components net sales of $19.8 million decreased $1.5 million, or 6.9 percent, including a negative 3.4 percent impact from the exit of non-core product lines upon the closure of the Buffalo Grove, Illinois facility. Organic sales decreased 3.5 percent due to decreased volumes of smart utility meters, partially offset by higher rail volumes. Adjusted EBITDA was $2.3 million, or 11.4 percent of net sales, a decrease of $0.4 million from 12.4 percent of net sales, and was negatively impacted by lower volumes, unfavorable product mix and higher material costs, partially offset by savings resulting from the cost reduction program.

•
Seating net sales of $33.9 million increased $1.8 million, or 5.6 percent, including a positive foreign currency translation impact of 0.5 percent. Organic sales increased 5.1 percent on improved pricing and higher volumes in the construction and motorcycle markets, partially offset by lower volumes in the turf care market. Adjusted EBITDA was $2.3 million, or 6.8 percent of net sales, an increase of $0.9 million from 4.3 percent of net sales, and was positively impacted by pricing, continuous improvement initiatives and supply chain negotiation savings.

•
Acoustics net sales of $41.8 million decreased $19.2 million, or 31.5 percent, including a negative 11.2 percent impact from the divestiture of the Company’s Acoustics European operations. Organic sales decreased 20.3 percent due to automotive assembly plant shutdowns on declining light vehicle demand and 2016 non-recurring volumes related to a competitor bankruptcy. Adjusted EBITDA was $6.0 million, or 14.3 percent of net sales, a decrease of $0.4 million from 10.5 percent of net sales. Adjusted EBITDA margin increased due to improved labor and material productivity and divestiture of low margin Acoustics European operations, partially offset by lower volumes.

•	Corporate expenses of $3.9 million decreased $0.3 million on lower professional and consulting expenses and health care costs.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 5.5x as of the end of the fourth quarter, a decrease from 6.2x as of the end of 2016. Total liquidity as of the end of the fourth quarter was $95.4 million, comprised of $48.9 million of cash and cash equivalents and $46.6 million of availability on revolving loan facilities globally.

•
In the fourth quarter of 2017 the income tax benefit of $8.9 million included provisional charges related to the Tax Cuts and Jobs Act (the “Tax Act”).  The provisional charges included $5.3 million of tax expense for the deemed repatriation of foreign earnings, $11.1 million of tax benefit for the revaluation of net deferred tax liabilities, and $2.1 million of tax expense for other discrete items related to tax positions impacted by the Tax Act. The Company is still assessing the impact of the Global Intangible Low-Taxed Income (“GILTI”) provisions of the Tax Act.

•
Subsequent to the end of the fourth quarter the Company completed a transaction in which the Company exchanged 1,395,640 shares of common stock for 12,136 shares of 8.0% Series A Convertible Perpetual Preferred Stock. The shares of Preferred Stock exchanged had an aggregate liquidation preference of $12.1 million, representing 24.4% of the Company’s outstanding Preferred Stock. With the completion of the exchange transaction, the Company has 27,362,021 common shares issued and outstanding, and 37,529 shares of Preferred Stock outstanding.

2018 Guidance:

“We successfully completed the first year of our turnaround plan. Our focus on operational execution coupled with targeted growth initiatives generated cash and drove leverage improvement. While challenges remain, our business is in a better position than a year ago,” added Kobylinski. "We enter 2018 with a continued focus on cash flow and debt leverage reduction. Opportunity remains to improve our operations to better serve our customers, grow EBITDA and generate cash despite expected lower sales due to select end-market conditions. Delivering 2018 guidance will require execution of internally generated initiatives, not a market-driven correction.”

For 2018, Jason expects net sales in the range of $600 to $615 million, Adjusted EBITDA of $66 to $70 million and free cash flow of $13 to $17 million, which result in an implied net debt to Adjusted EBITDA range of 5.3 to 4.9 times.

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Fourth Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), March 8, 2018. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.) and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,300 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, divestitures and extinguishment of debt, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, divestitures and extinguishment of debt, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus or minus Adjusted EBITDA of acquisitions or divestitures prior to the date of the acquisition or divestiture, respectively, during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$145,516	$158,750	$648,616	$705,519
Cost of goods sold	116,890	133,320	517,764	574,412
Gross profit	28,626	25,430	130,852	131,107
Selling and administrative expenses	25,787	27,282	103,855	113,797
Impairment charges	—	63,285	—	63,285
Loss (gain) on disposals of property, plant and equipment - net	145	123	(759)	880
Restructuring	1,270	2,166	4,266	7,232
Operating income (loss)	1,424	(67,426)	23,490	(54,087)
Interest expense	(8,125)	(7,950)	(33,089)	(31,843)
(Loss) Gain on extinguishment of debt	(182)	—	2,201	—
Equity income	237	224	952	681
Loss on divestiture	—	—	(8,730)	—
Other income - net	58	252	319	900
Loss before income taxes	(6,588)	(74,900)	(14,857)	(84,349)
Tax benefit	(8,946)	(4,936)	(10,384)	(6,296)
Net income (loss)	$2,358	$(69,964)	$(4,473)	$(78,053)
Less net (loss) income attributable to noncontrolling interests	—	(9,493)	5	(10,818)
Net gain (loss) attributable to Jason Industries	$2,358	$(60,471)	$(4,478)	$(67,235)
Accretion of preferred stock dividends and redemption premium	974	900	3,783	3,600
Net income (loss) available to common shareholders of Jason Industries	$1,384	$(61,371)	$(8,261)	$(70,835)

Net income (loss) per share available to common shareholders of Jason Industries:
Basic	$0.05	$(2.70)	$(0.32)	$(3.15)
Diluted	0.05	$(2.70)	(0.32)	(3.15)
Weighted average number of common shares outstanding:
Basic	26,255	22,758	26,082	22,507
Diluted	26,785	22,758	26,082	22,507

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands) (Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$48,887	$40,861
Accounts receivable - net	68,626	77,837
Inventories - net	70,819	73,601
Other current assets	15,655	17,866
Total current assets	203,987	210,165
Property, plant and equipment - net	154,196	177,823
Goodwill	45,142	42,157
Other intangible assets - net	131,499	144,258
Other assets - net	11,499	9,433
Total assets	$546,323	$583,836
Liabilities and Shareholders' Equity (Deficit)
Current liabilities
Current portion of long-term debt	$9,704	$8,179
Accounts payable	53,668	61,160
Accrued compensation and employee benefits	17,433	13,207
Accrued interest	276	191
Other current liabilities	19,806	24,807
Total current liabilities	100,887	107,544
Long-term debt	391,768	416,945
Deferred income taxes	25,699	42,608
Other long-term liabilities	22,285	19,881
Total liabilities	540,639	586,978
Commitments and contingencies
Shareholders' Equity (Deficit)
Preferred stock	$49,665	$45,899
Jason Industries common stock	3	2
Additional paid-in capital	143,788	144,666
Retained deficit	(167,710)	(163,232)
Accumulated other comprehensive loss	(20,062)	(30,372)
Shareholders' equity (deficit) attributable to Jason Industries	5,684	(3,037)
Noncontrolling interests	—	(105)
Total shareholders' equity (deficit)	5,684	(3,142)
Total liabilities and shareholders' equity (deficit)	$546,323	$583,836

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Year Ended December 31, 2017	Year Ended December 31, 2016

Cash flows from operating activities
Net loss	$(4,473)	$(78,053)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	26,260	31,120
Amortization of intangible assets	12,674	12,921
Amortization of deferred financing costs and debt discount	2,943	3,008
Impairment charges	—	63,285
Equity income	(952)	(681)
Deferred income taxes	(17,345)	(14,112)
(Gain) loss on disposals of property, plant and equipment - net	(759)	880
Gain on extinguishment of debt	(2,201)	—
Loss on divestiture	8,730	—
Transaction fees on divestiture	(932)	—
Dividends from joint ventures	—	2,068
Share-based compensation	1,119	(752)
Net increase (decrease) in cash due to changes in:
Accounts receivable	6,997	(85)
Inventories	3,804	5,862
Other current assets	1,464	7,346
Accounts payable	(7,897)	5,886
Accrued compensation and employee benefits	5,946	(5,449)
Accrued interest	98	117
Accrued income taxes	473	2,263
Other - net	(5,858)	(507)
Total adjustments	34,564	113,170
Net cash provided by operating activities	30,091	35,117
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	8,809	3,413
Payments for property, plant and equipment	(15,873)	(19,780)
Proceeds from divestitures, net of cash divested and debt assumed by buyer	7,883	—
Acquisitions of patents	(104)	(86)
Net cash provided by (used in) investing activities	715	(16,453)
Cash flows from financing activities
Payments of First and Second Lien term loans	(21,826)	(3,100)
Proceeds from other long-term debt	8,596	10,150
Payments of other long-term debt	(10,816)	(16,138)
Payments of preferred stock dividends	(12)	(3,600)
Other financing activities - net	(220)	(155)
Net cash used in financing activities	(24,278)	(12,843)
Effect of exchange rate changes on cash and cash equivalents	1,498	(904)
Net increase in cash and cash equivalents	8,026	4,917
Cash and cash equivalents, beginning of period	40,861	35,944
Cash and cash equivalents, end of period	$48,887	$40,861

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Finishing
Net sales	$50,276	$53,148	$49,162	$44,297	$196,883	$49,476	$49,757	$51,065	$49,986	$200,284
Adjusted EBITDA	5,229	7,634	7,042	4,295	24,200	7,067	7,324	7,503	5,767	27,661
Adjusted EBITDA % net sales	10.4%	14.4%	14.3%	9.7%	12.3%	14.3%	14.7%	14.7%	11.5%	13.8%

Components
Net sales	$26,837	$24,634	$24,876	$21,320	$97,667	$21,117	$21,713	$19,945	$19,846	$82,621
Adjusted EBITDA	4,613	3,337	3,658	2,641	14,249	2,720	2,451	2,445	2,272	9,888
Adjusted EBITDA % net sales	17.2%	13.5%	14.7%	12.4%	14.6%	12.9%	11.3%	12.3%	11.4%	12.0%

Seating
Net sales	$51,950	$44,680	$32,330	$32,090	$161,050	$47,373	$44,921	$32,963	$33,872	$159,129
Adjusted EBITDA	6,629	5,620	2,507	1,366	16,122	5,530	5,897	2,621	2,300	16,348
Adjusted EBITDA % net sales	12.8%	12.6%	7.8%	4.3%	10.0%	11.7%	13.1%	8.0%	6.8%	10.3%

Acoustics
Net sales	$61,911	$63,225	$63,740	$61,043	$249,919	$57,227	$56,086	$51,457	$41,812	$206,582
Adjusted EBITDA	6,615	6,758	7,414	6,415	27,202	6,721	7,983	6,640	5,997	27,341
Adjusted EBITDA % net sales	10.7%	10.7%	11.6%	10.5%	10.9%	11.7%	14.2%	12.9%	14.3%	13.2%

Corporate
Adjusted EBITDA	$(4,747)	$(4,595)	$(4,098)	$(4,173)	$(17,613)	$(3,477)	$(3,075)	$(3,073)	$(3,861)	$(13,486)

Consolidated
Net sales	$190,974	$185,687	$170,108	$158,750	$705,519	$175,193	$172,477	$155,430	$145,516	$648,616
Adjusted EBITDA	18,339	18,754	16,523	10,544	64,160	18,561	20,580	16,136	12,475	67,752
Adjusted EBITDA % net sales	9.6%	10.1%	9.7%	6.6%	9.1%	10.6%	11.9%	10.4%	8.6%	10.4%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	4Q 2017
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	10.2%	(3.5)%	5.1%	(20.3)%	(4.3)%
Currency impact	5.1%	—%	0.5%	—%	1.6%
Divestiture & Non-Core Exit	(2.5)%	(3.4)%	—%	(11.2)%	(5.6)%
Growth as reported	12.8%	(6.9)%	5.6%	(31.5)%	(8.3)%

	FY 2017
	Finishing	Components	Seating	Acoustics	Jason Consolidated
Net sales
Organic sales growth	3.6%	(6.3)%	(1.0)%	(13.5)%	(5.0)%
Currency impact	0.8%	—%	(0.2)%	—%	0.2%
Divestiture & Non-Core Exit	(2.7)%	(9.1)%	—%	(3.8)%	(3.3)%
Growth as reported	1.7%	(15.4)%	(1.2)%	(17.3)%	(8.1)%

Free Cash Flow

	1Q	2Q	3Q	4Q	YTD
	2017	2017	2017	2017	2017
Operating Cash Flow	$2,901	$17,931	$3,648	$5,611	$30,091
Less: Capital Expenditures	(3,396)	(3,765)	(3,202)	(5,510)	(15,873)
Less: Preferred Stock Dividends	(1)	(3)	(5)	(3)	(12)
Free Cash Flow After Dividends	$(496)	$14,163	$441	$98	$14,206

Net Debt to Adjusted EBITDA

	December 31, 2017
Current and long-term debt	$401,472
Add: Debt discounts and deferred financing costs	9,188
Less: Cash and cash equivalents	(48,887)
Net Debt	$361,773

Adjusted EBITDA
1Q17	18,561
2Q17	20,580
3Q17	16,136
4Q17	12,475
TTM Adjusted EBITDA	67,752
Divestiture TTM Adjusted EBITDA*	(2,061)
Pro Forma TTM Adjusted EBITDA	65,691

Net Debt to Adjusted EBITDA**	5.5	x

*Divestiture TTM Adjusted EBITDA excludes Adjusted EBITDA prior to the date of the divestiture during the trailing twelve months.
**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.93x as of December 31, 2017. See Form 10-K for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Net loss	$(3,088)	$(2,454)	$(2,547)	$(69,964)	$(78,053)	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)
Tax provision (benefit)	(2,579)	1,913	(694)	(4,936)	(6,296)	(15)	179	(1,602)	(8,946)	(10,384)
Interest expense	8,024	7,963	7,906	7,950	31,843	8,366	8,395	8,203	8,125	33,089
Depreciation and amortization	10,397	11,457	11,069	11,118	44,041	10,003	9,487	9,749	9,695	38,934
EBITDA:	12,754	18,879	15,734	(55,832)	(8,465)	17,861	13,324	14,749	11,232	57,166
Adjustments:
Impairment charges(1)	—	—	—	63,285	63,285	—	—	—	—	—
Restructuring(2)	2,717	1,783	566	2,166	7,232	681	543	1,772	1,270	4,266
Integration and other restructuring costs(3)	1,589	55	(354)	690	1,980	—	—	—	(569)	(569)
Share-based compensation(4)	576	(1,949)	509	112	(752)	349	324	231	215	1,119
Loss (gain) on disposals of fixed assets - net(5)	703	(14)	68	123	880	(330)	65	(639)	145	(759)
Gain on extinguishment of debt(6)	—	—	—	—	—	—	(1,564)	(819)	182	(2,201)
Loss on divestitures(7)	—	—	—	—		—	7,888	842	—	8,730
Total adjustments	5,585	(125)	789	66,376	72,625	700	7,256	1,387	1,243	10,586
Adjusted EBITDA	$18,339	$18,754	$16,523	$10,544	$64,160	$18,561	$20,580	$16,136	$12,475	$67,752

(1)	Represents non-cash impairment of goodwill of $29.8 million and $33.2 million in the acoustics and components segments, respectively, in 2016.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)
During 2017, integration and other restructuring costs includes a $0.6 million reversal of a liability recorded in acquisition accounting for the business combination in 2014. During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana and during the third quarter of 2016 includes a $0.6 million reversal of a reserve related to the Newcomerstown fire recorded in acquisition accounting for the business combination in 2014.

(4)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units.

(5)
Loss (gain) on disposals of fixed assets for the third quarter of 2017 includes a gain $0.5 million on the sale of a building related to the closure of the finishing segment’s Richmond, Virginia facility, for the first quarter of 2017 includes a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility and for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.

(6)	Represents a gain on extinguishment of Second Lien Term Loan debt in both the second and third quarter of 2017 and a $0.2 million prepayment fee to retire foreign debt in the fourth quarter of 2017.

(7)
Represents the completed divestiture of the Company’s Acoustics European operations. A pre-tax loss of $7.9 million was recorded in the second quarter of 2017 when the business was classified as held for sale and a pre-tax loss of $0.8 million was recorded in the third quarter of 2017 upon closing of the divestiture.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
GAAP Net income (loss)	$(3,088)	$(2,454)	$(2,547)	$(69,964)	$(78,053)	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)
Adjustments:
Impairment charges	—	—	—	63,285	63,285	—	—	—	—	—
Restructuring	2,717	1,783	566	2,166	7,232	681	543	1,772	1,270	4,266
Integration and other restructuring costs	1,589	55	(354)	690	1,980	—	—	—	(569)	(569)
Share based compensation	576	(1,949)	509	112	(752)	349	324	231	215	1,119
Loss (gain) on disposal of fixed assets - net	703	(14)	68	123	880	(330)	65	(639)	145	(759)
(Gain) loss on extinguishment of debt	—	—	—	—	—	—	(1,564)	(819)	182	(2,201)
Loss on divestitures	—	—	—	—	—	—	7,888	842	—	8,730
Tax effect on adjustments(1)	(1,926)	558	(122)	(574)	(2,064)	(55)	(582)	(214)	(122)	(973)
Tax Benefit(2)	—	—	—	—	—	—	—	—	(3,787)	(3,787)
Adjusted net income (loss)	$571	$(2,021)	$(1,880)	$(4,162)	$(7,492)	$152	$1,937	$(428)	$(308)	$1,353

Effective tax rate on adjustments(1)	34%	446%	15%	1%	3%	16%	8%	16%	10%	9%

Diluted weighted average number of common shares outstanding (GAAP):	22,388	22,395	22,499	22,758	22,507	25,784	26,042	26,241	26,255	26,082
Plus: effect of dilutive share-based compensation (non-GAAP)(3)	—	—	—	—	—	—	—	—	530	—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(3)	7,139	7,139	7,139	6,919	7,083	3,967	3,815	3,889	3,982	3,917
Diluted weighted average number of common shares outstanding (non-GAAP)(3)	29,527	29,534	29,638	29,677	29,590	29,751	29,857	30,130	30,767	29,999

Adjusted earnings (loss) per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.25)	$0.01	$0.06	$(0.01)	$(0.01)	$0.05

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.16)	$(0.13)	$(0.13)	$(2.70)	$(3.15)	$(0.05)	$(0.22)	$(0.10)	$0.05	$(0.32)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	2.39	2.42	—	—	—	—	—
Restructuring	0.08	0.06	0.02	0.09	0.24	0.02	0.01	0.04	0.04	0.13
Integration and other restructuring costs	0.04	—	(0.01)	0.03	0.07	—	—	—	(0.02)	(0.02)
Share based compensation	0.02	(0.04)	0.02	0.01	0.01	0.02	0.02	0.01	0.01	0.06
Loss (gain) on disposal of fixed assets - net	0.02	—	—	—	0.02	(0.01)	—	(0.01)	—	(0.02)
Gain on extinguishment of debt	—	—	—	—	—	—	(0.04)	(0.02)	0.01	(0.06)
Loss on divestitures	—	—	—	—	—	—	0.26	0.03	—	0.29
Tax Benefit(2)	—	—	—	—	—	—	—	—	(0.12)	(0.13)
GAAP to non-GAAP impact per share(3)	0.02	0.04	0.04	0.04	0.14	0.03	0.03	0.04	0.02	0.12
Adjusted earnings (loss) per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.25)	$0.01	$0.06	$(0.01)	$(0.01)	$0.05

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)	Represents discrete income tax benefits associated with The Tax Cuts and Jobs Act enacted in December 2017.

(3)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock at the voluntary conversion ratio.